Exhibit 8.1

August 13, 2021

Columbia Banking System, Inc.,

1301 A Street,

Tacoma, Washington 98402.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Columbia Banking System, Inc., a Washington corporation (“Columbia”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transaction between Columbia and Bank of Commerce Holdings, a California corporation (the “BOCH”).

We hereby confirm to you that the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PARENT MERGER” in the Registration Statement constitutes our opinion as to the material United States federal income tax consequences of the parent merger to U.S. holders of BOCH common stock.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Sullivan & Cromwell LLP

Sullivan & Cromwell LLP